EXHIBIT 5

BOSTON    CONNECTICUT    NEW JERSEY    NEW YORK    WASHINGTON, DC

DAY PITNEY LLP

ATTORNEYS AT LAW

7 Times Square, Times Square Tower

New York, NY 10036

April 13, 2012

Hudson Valley Holding Corp.

21 Scarsdale Road

Yonkers, New York 10707

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by Hudson Valley Holding Corp. (the “Company”), a New York corporation, relating to the Company’s (1) common stock, par value $0.20 per share (the “Common Stock”), (3) preferred stock, par value $0.01 per share (the “Preferred Stock”) and (3) debt securities (the “Debt Securities”), each of which may be issued on a delayed or continuous basis from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”). The Common Stock, Preferred Stock and Debt Securities are sometimes referred to herein as the “Securities.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Securities.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New York and of officers of the Company as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that, as of the date hereof:

1. When an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2. When a series of Preferred Stock has been duly established in accordance with the terms of the Company’s Certificate of Incorporation, an appropriate certificate of amendment to the Company’s certificate of incorporation relating to the Preferred Stock has been duly authorized and adopted and filed with the Division of Corporations of the Department of the State of New York, and authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and by such corporate action, such shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.

3. When an Indenture has been duly authorized by all necessary corporate action of the Company, and duly executed and delivered, and when the specific terms of a particular Debt Security have been duly established in accordance with such Indenture and authorized by all necessary corporate action of the Company, and such Debt Security have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such Indenture and in the manner contemplated by the Registration Statement and by such corporate action, such Debt Security will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Security, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, and (o) the severability, if invalid, of provisions to the foregoing effect.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of New York. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Day Pitney LLP

Day Pitney LLP

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